EXHIBIT 99.1

News Release

Contact:	Michelle L. Hards (419) 535-4636 michelle.hards@dana.com

DANA CORPORATION REVISES 2004 EARNINGS OUTLOOK

TOLEDO, Ohio, October 12, 2004 — Dana Corporation (NYSE: DCN) today revised its 2004 earnings expectations from $1.90 per share to a range of $1.60 to $1.65 per share, excluding non-recurring items.

Dana Chairman and CEO Michael J. Burns said, “Like most in our industry, we are being impacted by the rising cost of steel and other raw materials, as well as reduced North American light-vehicle production volumes. Both factors are contributing to lower-than-expected operating results, not only in our original equipment business, but also in the automotive aftermarket business.

“We had expected that the bottom-line impact of these factors could be offset by the stronger performance in our heavy vehicle business and continuing cost-reduction efforts. But, given more recent trends in commodity prices and light-vehicle production volumes, it’s now clear that we will see a negative effect on our 2004 earnings,” Mr. Burns said. “It’s also clear that this effect will be more pronounced in the fourth quarter, since our third-quarter results will reflect a benefit from favorable tax developments.”

As previously announced, Dana will discuss its third-quarter results in a conference call at 10 a.m. (EDT) on Oct. 20. The call may be accessed via Dana’s web site (www.dana.com), where it will be accompanied by a brief slide presentation, or by dialing (800) 275-3210.

Dana Corporation is a global leader in the design, engineering, and manufacture of value-added products and systems for automotive, commercial, and off-highway vehicles. Delivering on a century of innovation, the company’s continuing operations employ approximately 45,000 people worldwide dedicated to advancing the science of mobility. Founded in 1904 and based in Toledo, Ohio, Dana operates technology, manufacturing, and customer-service facilities in 30 countries. Sales from continuing operations totaled $7.9 billion in 2003. Dana’s Internet address is: www.dana.com.

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Forward-Looking Statements
 Certain statements contained in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. Dana’s actual results could differ materially from those that are anticipated or projected due to a number of factors. These factors include national and international economic conditions; adverse effects from terrorism or hostilities; the strength of other currencies relative to the U.S. dollar; increases in commodity costs, including steel, that cannot be recouped in product pricing; the ability of our customers and suppliers to achieve their projected sales and production levels; competitive pressures on our sales and pricing; the continued success of our cost reduction and cash management programs and of our long-term transformation strategy for the company; the success and timing of the divestiture of the automotive aftermarket business; and other factors set out in our public filings with the Securities and Exchange Commission. Dana does not undertake to update any forward-looking statements in this release.

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